Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of March 30, 2026, among the guaranteeing parties listed on the signature pages hereto (each, a “Guaranteeing Party” and collectively, the “Guaranteeing Parties”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Cyprium Corporation, a Delaware corporation (“Cyprium Corp”), and Cyprium Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Cyprium Luxembourg” and, together with Cyprium Corp., the “Issuers”), have heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of March 18, 2026, providing for the issuance of an unlimited aggregate principal amount of 6.125% Senior Notes due 2031 (the “2031 Notes”) and 6.375% Senior Notes due 2034 (the “2034 Notes” and, together with the 2031 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Parties shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Parties shall fully and unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture, jointly and severally with each other Guarantor, on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Party hereby agrees, as primary obligor and not merely as surety, to fully, unconditionally and irrevocably guarantee on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuers under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuers under the Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”) on the terms and subject to the conditions set forth in the Indenture, including, but not limited to Article 10 thereof. Such Note Guarantee shall remain in full force and effect until payment in full of all Guaranteed Obligations. Each Guaranteeing Party further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guaranteeing Party and that such Guaranteeing Party will remain bound under Article 10 of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

(3) Limitations Applicable to Swiss Guarantors. The following provisions shall apply in the case of any Guaranteeing Party organized or incorporated in Switzerland (a “Swiss Guarantor”):

(a) If and to the extent that any obligation of a Swiss Guarantor (including its Note Guarantee and indemnity and subordination obligations) under this Supplemental Indenture or the Indenture are for the benefit of its direct or indirect Affiliates (other than its direct or indirect wholly-owned Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven), the payment of a (constructive) dividend (Gewinnausschüttung) or the repayment of statutory capital reserves (Rückzahlung von gesetzlichen Kapitalreserven) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable to such Swiss Guarantor (the “Restricted Obligations”), the following provisions shall apply:

(i) The aggregate liability of a Swiss Guarantor for Restricted Obligations under its Note Guarantee, this Supplemental Indenture and the Indenture shall be limited to the extent and in the maximum amount of its freely disposable equity (frei verfügbares Eigenkapital) at the point in time such Swiss Guarantor’s obligations fall due (including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves) (the “Available Swiss Amount”), provided that this is a requirement under applicable law and practice at that time; and provided further that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from performing Restricted Obligations in excess thereof, but merely postpone the performance date therefor until such times as performance is again permitted notwithstanding such limitation. The Available Swiss Amount shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the relevant Swiss Guarantor on the basis of an audited interim balance sheet as of that time.

(ii) In respect of Restricted Obligations, the relevant Swiss Guarantor shall (and, with respect to sub-paragraph (d) below, each obligor shall), as concerns the payment under any guarantee or indemnity assumed by the relevant Swiss Guarantor under this Supplemental Indenture in case the Swiss Guarantor is obliged to pay Swiss Withholding Tax in relation thereto by applicable law (including tax treaties) in force at the relevant time:

(a)

use best efforts to procure that such payment can be made to discharge Restricted Obligations without deduction of Swiss Withholding Tax by discharging the liability to Swiss Withholding Tax by notification pursuant to applicable law (including tax treaties) rather than payment of Swiss Withholding Tax;

(b)

if the notification procedure pursuant to sub-paragraph (a) above does not apply, deduct Swiss Withholding Tax at such rate (currently 35% at the date of this Supplemental Indenture) as is in force from time to time from any such payment or enforcement proceeds used to discharge Restricted Obligations, and pay, without delay, any such Swiss Withholding Tax deducted to the Swiss Federal Tax Administration;

(c)

notify the Trustee that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, as the case may be; and

(d)

in the case of a deduction of Swiss Withholding Tax use its best efforts to ensure that it or any person, which is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment, will, as soon as possible after such deduction:

(1)	request a refund of Swiss Withholding Tax under applicable law (including tax treaties); and

(2)	pay to the Trustee upon receipt any amount so refunded.

(iii) If the enforcement of the obligations of a Swiss Guarantor under its Note Guarantee, this Supplemental Indenture or the Indenture would be limited due to the effects set out in this Section 3, such Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Trustee, (A) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for such Swiss Guarantor’s business (nicht betriebsnotwendig) and/or (B) reduce its share capital to the minimum allowed under then applicable law and/or (C) revaluate any hidden reserves ( to the extent permitted by Swiss law), provided that such actions are permitted under the Indenture.

(iv) Immediately after having been requested to perform Restricted Obligations under its Note Guarantee, this Supplemental Indenture or the Indenture, a Swiss Guarantor shall, and any parent company of such Swiss Guarantor shall procure that such Swiss Guarantor will:

(A) if and to the extent requested by the Trustee or required under then applicable Swiss law, provide the Trustee, promptly, with (i) an interim up-to-date balance sheet audited by its statutory auditors, (ii) the determination by the statutory auditors of the Available Swiss Amount based on such interim audited balance sheet and (iii) a confirmation from the statutory auditors of such Swiss Guarantor that the Available Swiss Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(B) take such further corporate and other action which may be necessary as a matter of Swiss law at the time of the enforcement of the obligations under its Note Guarantee, this Supplemental Indenture or the Indenture (such as board and shareholder approvals and the receipt of any confirmations from its statutory auditors) in order to approve and allow a prompt payment under such Note Guarantee, this Supplemental Indenture or the Indenture

(C) immediately after confirming the Available Swiss Amount in accordance with clause (A) above, procure that any amounts received or collected by the Trustee under and in connection with Restricted Obligations under its Note Guarantee, this Supplemental Indenture or the Indenture in excess of the Available Swiss Amount shall be retransferred to it as soon as possible and, if not already done so, be paid up to the Available Swiss Amount (less, if required, any Swiss Withholding Tax) to the Trustee (or its agent, designee or bailee); and/or

(D) take all such other measures necessary or useful to allow the relevant Swiss Swiss Guarantor to make payments as agreed hereunder with a minimum of limitations.

Swiss Withholding Tax means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended.

(5) Limitations Applicable to Luxembourg Guarantors. The following provisions shall apply in the case of any Guaranteeing Party organized under the laws of Luxembourg (a “Luxembourg Guarantor”):

(a) Notwithstanding anything to the contrary in this Supplemental Indenture or the Indenture, the obligations and liabilities of any Luxembourg Guarantor under its Note Guarantee for the obligations of any Issuer or any other Guarantor that is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 95% of the higher of:

(i) the sum of (A) such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated December 18, 2015 defining the form and content of the presentation of balance sheet and profit and loss account (the “Grand Ducal Regulation”), and enforcing the Luxembourg law of 19 December 2002 on the register of commerce and companies, and the accounting and annual accounts of companies, as amended (the “Own Funds”)) and (B) such Luxembourg Guarantor’s debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Holder or the Trustee under such Note Guarantee, this Supplemental Indenture or the Indenture (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) (the “Intra-Group Debt”), in each case as determined on the basis of the latest annual accounts of such Luxembourg Guarantor, duly established in accordance with applicable accounting rules, available as at the date of this Supplemental Indenture; and

(ii) the sum of (A) the Luxembourg Guarantor’s Own Funds and (B) the Intra-Group Debt, in each case as determined on the basis of the then latest available annual accounts of such Luxembourg Guarantor, duly established in accordance with applicable accounting rules, available as at the date such Luxembourg Guarantor is required to make a payment under its Note Guarantee.

(b) Where, for the purpose of the above determination:

(i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year); or

(ii) the relevant annual accounts do not adequately reflect the status of the Own Funds and/or the Intra-Group Debt as envisaged above,

the relevant Luxembourg Guarantor shall provide to the Trustee within 20 Business Days of the date on which such Luxembourg Guarantor is required to make a payment under its Note Guarantee (or such longer period as the Trustee may agree) any unaudited interim accounts (as of the date of the then most recent financial quarter) or annual accounts (as applicable) signed by the relevant Luxembourg Guarantor’s authorized signatories and duly established in accordance with applicable accounting rules pursuant to which the Own Funds and/or the Intra-Group Debt will be determined. If the relevant Luxembourg Guarantor does not provide such unaudited interim accounts in accordance with the preceding sentence, the Trustee may appoint an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall undertake the determination of the relevant Luxembourg Guarantor’s Own Funds and/or Intra-Group Debt.

In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank shall take into consideration the most recently available annual accounts of such Luxembourg Guarantor in accordance with applicable accounting rules and taking into consideration such elements and facts available to the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank at such time, including, without limitation, any recent valuation of the assets of such Luxembourg Guarantor and any Persons in which it has a direct or indirect equity interest (if available), the market value of the assets of such Luxembourg Guarantor and any Persons in which it has a direct or indirect equity interest as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.

(c) The limitation set forth in Section 4(a) of this Supplemental Indenture shall not apply to any proceeds from the Notes made available, directly or indirectly, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect Subsidiaries.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Parties shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Parties) under the Notes, any Note Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Jurisdiction; Consent to Service of Process. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to this Supplemental Indenture or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Supplemental Indenture shall affect any right that the parties hereto may otherwise have to bring any action or proceeding relating to this Supplemental Indenture against any party hereto or its properties in the courts of any jurisdiction.

(8) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(9) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(10) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(11) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUERS:

CYPRIUM CORPORATION

By:	/s/ Robert S. Hoeppner
Name: Robert S. Hoeppner
Title: Treasurer

CYPRIUM HOLDINGS LUXEMBOURG S.À R.L.

By:	/s/ Darren Michael Byrka
Name: Darren Michael Byrka
Title: Manager

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CYPRIUM SWISS HOLDINGS LIMITED

By:	/s/ Darren Michael Byrka
Name: Darren Michael Byrka
Title: Director

APTIV MANUFACTURING MANAGEMENT SERVICES GMBH

By:	/s/ Eoin Paul Muldowney
Name: Eoin Paul Muldowney
Title: Member of the Management Board

CYPRIUM TREASURY GMBH

By:	/s/ Darren Michael Byrka
Name: Darren Michael Byrka
Title: Chairperson of the Management Board

CYPRIUM US HOLDINGS, LLC

By:	/s/ Rachel Vicotria Friedenberg
Name: Rachel Vicotria Friedenberg
Title: Assistant Secretary

[Signature Page to Subsequent Guarantors’ Supplemental Indenture]

CYPRIUM US SERVICES GENRAL PARTNERSHIP

By:	/s/ Rachel Victoria Friedenberg
Name: Rachel Victoria Friedenberg
Title: Assistant Secretary

CYPRIUM INTERNATIONAL SERVICES COMPANY, LLC

By:	/s/ Rachel Victoria Friedenberg
Name: Rachel Victoria Friedenberg
Title: Assistant Secretary

CYPRIUM LLC

By:	/s/ Rachel Victoria Friedenberg
Name: Rachel Victoria Friedenberg
Title: Assistant Secretary

APTIV INTERNATIONAL HOLDINGS 2 (LUXEMBOURG) S.À.R.L.

By:	/s/ Eoin Paul Muldowney
Name: Eoin Paul Muldowney
Title: Manager

APTIV MEXICAN HOLDINGS (US) LLC

By:	/s/ Rachel Victoria Friedenberg
Name: Rachel Victoria Friedenberg
Title: Manager

[Signature Page to Subsequent Guarantors’ Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President

[Signature Page to First Supplemental Indenture]